Exhibit 10(a)

May 27, 2008

Dear Participant:

I am very pleased to announce that the Compensation and Organization Committee of the Board of Directors (the “Committee”), at its meeting on Monday, May 12, 2008, approved two significant changes to outstanding performance share grants in order to ensure that all the holders of Cleveland-Cliffs Inc (“Cliffs”) performance share grants appropriately receive the intended benefits of theses awards.

The first change relates solely to the 2006 grant of performance shares. You will recall that the 2006 grant measures performance based on the Total Shareholder Return (“TSR”) of Cliffs compared the TSR of a peer group of companies (listed on Exhibit A to your Grant Agreement). Under the original terms of the grant agreement, Cliffs’ TSR would be ranked against the TSR of the peer group at the end of every quarter during the 3 year performance period; at the end of the 3 year performance period, the 12 Quarterly rankings were to be averaged for the final result (the “Quarterly Method”).

When the 2007 grants of performance shares were made, the Committee changed the method of measuring TSR to a single computation of TSR for the entire 3 year performance period (the “Entire Period Method”). Cliffs’ TSR for the entire period is then ranked against the TSR for the entire period of the peer group to determine whether there will be a payout on the performance shares and, if so, how much.

When the Committee made this change in 2007, it wanted to retroactively change the 2005 and 2006 grants since the Entire Period Method is the better calculation method. However, since such a change could have lowered the potential payout under the 2005 grants, the Committee could not make the change without your consent. In order to make it possible to introduce the Entire Period Method, the Committee gave each holder of the 2005 or 2006 grants a choice between the Quarterly Method and the Entire Period Method (a single choice that applied to both the 2005 and 2006 grants).

Some holders of the 2006 grants elected the Quarterly Method and some elected the Entire Period Method. However, because of the dramatic upswing in the relative TSR of Cliffs late in the 2006-08 cycle, the two calculation methods may result in vastly different payouts; in fact, the Quarterly Method is likely to result in no payout at all. The Committee has determined that the predicted reward for the employees who chose the Quarterly Method would be inappropriate considering the success that the Company has enjoyed since January 1, 2006.

In order to correct this situation, the Committee determined to extend the Entire Period Method to all holders of 2006 grants. This means that, if the Company continues on its present course, all such holders will enjoy the rewards that come from exceptional performance. In the unlikely event that the Quarterly Method will result in a higher payment, the Committee decided that the holder of a 2006 grant would receive the greater of the Entire Period method or the Quarterly Method.

Please remember, under the Entire Period Method, you cannot fully count on there being any payout until the end of the 3 year performance period. Thus, it is important that each one of us continue to work to maintain the exceptional performance we have experienced.

The second change affects the calculation of Total Shareholder Return for peer group companies for the 2006, 2007 and 2008 grants of performance shares. As granted in 2006 and 2007, if a company in the peer group ceased to be publicly traded, reorganized in bankruptcy, or sold more than 50% of its assets, it was automatically dropped from the peer group and nothing was added in its place (“No Replacement Method”). While reliable when the peer group is stable over time, the No Replacement Method creates a problem when a large number of members of the peer group drop out. Due to the rapid changes in our industry, the Committee is concerned about the long-term relevance of the original peer groups.

In order to solve the problem of a shrinking peer group, the Committee, based upon the recommendation of its consulting firm, Mercer, determined that when a peer group company drops out, there will be substituted in its place the SPDR S&P Metals & Minerals ETF (XME) (“S&P Metals ETF”) but with Cliffs taken out of the composite results (the “Replacement Method”). The S&P Metals ETF is a mutual fund managed by State Street Global Advisors to track the S&P Metals & Minerals Industry Index.

The Committee has determined to use the Replacement Method in the 2006, 2007 and 2008 grants of performance shares. Because this represents a change to the 2006 and 2007 grants, and because the Committee does not want your potential payout to be reduced because of this change, the Committee further determined that you will receive the greater payout of the payout under the Replacement Method and the payout under the No Replacement Method for the 2006 and 2007 grants.

With these two changes, it is the belief of the Committee that the Performance Share Plan is much better suited to achieving the Committee’s goal of pay-for-performance and shareholder alignment.

If you have any questions about the changes, please contact me at 216-694-5940 or Jack Kennedy at 216-694-4830.

Very truly yours,

/s/ Randy L. Kummer
Randy L. Kummer Senior Vice President – Human Resources